As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-225572
Registration No. 333-212753
Registration No. 333-196497
Registration No. 333-174314
Registration No. 333-151059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-225572

FORM S-8 REGISTRATION STATEMENT NO. 333-212753

FORM S-8 REGISTRATION STATEMENT NO. 333-196497

FORM S-8 REGISTRATION STATEMENT NO. 333-174314

FORM S-8 REGISTRATION STATEMENT NO. 333-151059

UNDER THE SECURITIES ACT OF 1933

MAGELLAN HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-1076937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4801 E. Washington Street Phoenix, Arizona	85034
(Address of Principal Executive Offices)	(Zip Code)

2014 EMPLOYEE STOCK PURCHASE PLAN
2016 MANAGEMENT INCENTIVE PLAN
2014 EMPLOYEE STOCK PURCHASE PLAN
2011 MANAGEMENT INCENTIVE PLAN
2008 MANAGEMENT INCENTIVE PLAN
(Full titles of the plans)

Christopher Koster
c/o Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Telephone Number: (314) 725-4477
(Name, address and telephone number of agent for service)

Copies to:
Paul Schnell
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-2322

Jeremy London
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
(202) 371-7535

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

Magellan Health, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-225572, filed on June 12, 2018, relating to the registration of 300,000 Shares under the Registrant’s 2014 Employee Stock Purchase Plan;

•	Registration Statement No. 333-212753, filed on July 29, 2016, relating to the registration of 4,000,000 Shares under the Registrant’s 2016 Management Incentive Plan;

•	Registration Statement No. 333-196497, filed on June 3, 2014, relating to the registration of 200,000 Shares under the Registrant’s 2014 Employee Stock Purchase Plan;

•	Registration Statement No. 333-174314, filed on May 18, 2011, relating to the registration of 5,000,000 Shares under the Registrant’s 2011 Management Incentive Plan; and

•	Registration Statement No. 333-151059, filed on May 20, 2008, relating to the registration of 4,500,000 Shares under the Registrant’s 2008 Management Incentive Plan.

On January 4, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 4, 2021, by and among the Registrant, Centene Corporation, a Delaware corporation (“Centene”), and Mayflower Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Centene (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Centene.

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, State of Missouri, on January 4, 2022.

Magellan Health, Inc.

By:	/s/ Christopher Koster
Name: Christopher Koster
Title: Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.